Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-3 of Peapack-Gladstone Financial Corporation of our report dated March 15, 2016 with respect to the consolidated financial statements of Peapack-Gladstone Financial Corporation and the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Peapack-Gladstone Financial Corporation for the year ended December 31, 2015, and to the reference to us under “Experts” in the prospectus.

/s/ Crowe Horwath LLP

Livingston, New Jersey
August 18, 2016